Exhibit 10.6
EXECUTION COPY
MANAGEMENT AGREEMENT
     This Management Agreement (this “Agreement”), dated as of July 31, 2008, by and between Explorer Holding Corporation, a Delaware corporation, (“Buyer Parent”), Booz Allen Hamilton Inc., a Delaware corporation (the “Company”), and TC Group V US, L.L.C., a Delaware limited liability company (“Carlyle”).
RECITALS
     WHEREAS, Carlyle, by and through its officers, employees, agents, representatives and affiliates, has expertise in the areas of corporate management, business strategy, investment, acquisitions and other matters relating to the business of the Company and its subsidiaries; and
     WHEREAS, the Company desires to avail itself of the expertise of Carlyle in the aforesaid areas, in which it acknowledges the expertise of Carlyle.
AGREEMENT
     NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and conditions herein set forth, the parties hereto agree as follows:
          Section 1. Appointment. The Company hereby appoints Carlyle to render the advisory and consulting services described in Section 2 hereof for the term of this Agreement.
          Section 2. Services.
     (a) The Company hereby acknowledges that Carlyle has provided investment banking, financial advisory and other services to Buyer Parent in connection with the acquisition of the Company, and certain other transactions related thereto (collectively, the “Transactions”) pursuant to that Agreement and Plan of Merger, dated as of May 15, 2008, by and among Buyer Parent, Explorer Investor Corporation, a Delaware corporation wholly owned by Buyer Parent, Explorer Merger Sub Corporation, a Delaware corporation wholly owned by Buyer (“Merger Sub”), the Company and Booz & Company Inc., as seller representative (“Newco”) (the “Merger Agreement”) under which Buyer acquired the Company through the merger of Merger Sub with and into the Company (the “Transaction Investment Banking Services”).
     (b) During the term of this Agreement, Carlyle shall render to the Company and its subsidiaries, by and through such of Carlyle’s officers, employees, agents, representatives and affiliates as Carlyle, in its sole discretion, shall designate, in cooperation with the Company’s executive officers, from time to time, advisory, consulting and other services (the “Oversight Services”) in relation to the operations of the Company and its subsidiaries, strategic planning, marketing and financial oversight and including, without limitation, advisory and consulting services in relation to the selection, retention and supervision of independent auditors, the selection, retention and supervision of outside legal counsel, the selection, retention and supervision of investment bankers or other financial advisors or consultants and the structuring and implementation of equity participation plans, employee benefit plans and other incentive arrangements for certain key executives of the Company and its subsidiaries.
     (c) It is acknowledged and agreed that, from time to time, Carlyle may be requested to perform services (including, without limitation, Investment Banking Services (as defined below)) in addition to the Oversight Services, for which Carlyle shall be entitled to additional compensation, and it is expressly agreed that the Oversight Services shall not include Investment Banking Services.
     (d) From time to time hereafter, Carlyle may provide investment banking, financial advisory and other services to the Company with respect to (i) any acquisitions and divestitures by the Company or any of its subsidiaries, including, without limitation, the sale of substantially all of the assets of the Company, whether by a sale of assets or equity interests of the Company, by merger or otherwise, or the acquisition or sale of any subsidiary or division of the Company, or (ii) the public or private sale of debt or equity interests of the Company or any of its affiliates or any similar financing transactions. The services provided pursuant to this Section 2(d) and the Transaction Investment Banking Services shall be collectively referred to herein as the “Investment Banking Services.” The Oversight Services and the Investment Banking Services provided shall be referred to herein as the “Services.”
          Section 3. Fees.
     (a) In consideration of the performance of the Oversight Services contemplated by Section 2(b) hereof, the Company agrees to pay to Carlyle an aggregate per annum fee of $1 million (the “Annual Fee”). The Annual Fee shall be payable quarterly in advance beginning September 30, 2008; provided, however, that on September 30, 2008, in addition to such quarterly payment, the Company shall pay Carlyle the pro rata portion of such fee for the period commencing on August 1, 2008, and ending on September 30, 2008, calculated on the basis of a 365-day year. Fee payments shall be non-refundable.
     (b) In consideration of the Transaction Investment Banking Services provided to the Buyer Parent in connection with the Transaction, Buyer Parent shall, on the date hereof, pay to Carlyle an aggregate amount equal to $20,000,000. In consideration of any additional Investment Banking Services provided by Carlyle to the Company and any other services (other than Oversight Services and Transaction Investment Banking Services provided by Carlyle to the Company), Carlyle shall be entitled to receive additional reasonable compensation as agreed upon by the parties.

          Section 4. Out-of-Pocket Expenses. The Company shall, at the direction of Carlyle, pay directly, or reimburse Carlyle for, its reasonable Out-of-Pocket Expenses. For the purposes of this Agreement, the term “Out-of-Pocket Expenses” shall mean the amounts actually paid by Carlyle in cash in connection with its performance of the Services, including, without limitation, reasonable (i) fees and disbursements (including underwriting fees) of any independent auditors, outside legal counsel, consultants, investment bankers, financial advisors and other independent professionals and organizations, (ii) costs of any outside services or independent contractors such as financial printers, couriers, business publications or similar services and (iii) any other similar third-party expense not associated with its ordinary operations. All reimbursements for Out-of-Pocket Expenses shall be made promptly upon or as soon as practicable after presentation by Carlyle to the Company of the statement in connection therewith.
          Section 5. Indemnification. The Company will indemnify and hold harmless Carlyle and its officers, employees, agents, representatives, members and affiliates (each being an “Indemnified Party”) from and against any and all losses, costs, expenses, claims, damages and liabilities (the “Liabilities”) to which such Indemnified Party may become subject under any applicable law, or any claim made by any third party, or otherwise, to the extent they relate to or arise out of the performance of the Services contemplated by this Agreement or the engagement of Carlyle pursuant to, and the performance by Carlyle of the Services contemplated by, this Agreement. The Company will reimburse any Indemnified Party for all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim for which the Indemnified Party would be entitled to indemnification under the terms of the previous sentence, or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party hereto, provided that, subject to the following sentence, the Company shall be entitled to assume the defense thereof at its own expense, with counsel satisfactory to such Indemnified Party in its reasonable judgment. Any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense, and in any action, claim or proceeding in which the Company, on the one hand, and an Indemnified Party, on the other hand, is, or is reasonably likely to become, a party, such Indemnified Party shall have the right to employ separate counsel at the Company’s expense and to control its own defense of such action, claim or proceeding if, in the reasonable opinion of counsel to such Indemnified Party, a conflict or potential conflict exists between the Company, on the one hand, and such Indemnified Party, on the other hand, that would make such separate representation advisable. The Company agrees that it will not, without the prior written consent of the applicable Indemnified Party, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of the applicable

Indemnified Party and each other Indemnified Party from all liability arising or that may arise out of such claim, action or proceeding. Provided that the Company is not in breach of its indemnification obligations hereunder, no Indemnified Party shall settle or compromise any claim subject to indemnification hereunder without the consent of the Company. The Company will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability, cost or expense is determined by a court, in a final judgment from which no further appeal may be taken, to have resulted solely from the gross negligence or willful misconduct of Carlyle. If an Indemnified Party is reimbursed hereunder for any expenses, such reimbursement of expenses shall be refunded to the extent it is finally judicially determined that the Liabilities in question resulted solely from the gross negligence or willful misconduct of Carlyle.
          Section 6. Termination. This Agreement shall become effective on the date hereof and shall continue in effect until the date as of which Carlyle or one or more of its affiliates no longer collectively control, in the aggregate, at least 5% of the equity interests of the Company, or such earlier date as the Company and Carlyle may mutually agree. The provisions of Sections 5, 7 and 8 and otherwise as the context so requires shall survive the termination of this Agreement.
          Section 7. Other Activities. Nothing herein shall in any way preclude Carlyle or its officers, employees, agents, representatives, members or affiliates from engaging in any business activities or from performing services for its or their own account or for the account of others, including for any company that may be in competition with the businesses conducted by the Company.
          Section 8. General.
     (a) No amendment or waiver of any provision of this Agreement, or consent to any departure by either party from any such provision, shall be effective unless the same shall be in writing and signed by the parties to this Agreement, and, in any case, such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
     (b) This Agreement and the rights of the parties hereunder may not be assigned without the prior written consent of the parties hereto; provided, however, that Carlyle may assign or transfer its duties or interests hereunder to a Carlyle affiliate at the sole discretion of Carlyle.
     (c) Any and all notices hereunder shall, in the absence of receipted hand delivery, be deemed duly given when mailed, if the same shall be sent by registered or certified mail, return receipt requested, and the mailing date shall be deemed the date from which all time periods pertaining to a date of notice shall run. Notices shall be addressed to the parties at the following addresses:

     If to Carlyle:
TC Group V US, L.L.C.
1001 Pennsylvania Avenue, N.W.
Washington, DC 20004
Attention: Ian Fujiyama
Facsimile: (202) 347-9250
     If to the Company:
c/o The Carlyle Group
1001 Pennsylvania Avenue, N.W.
Washington, DC 20004
Attention: Ian Fujiyama
Facsimile: (202) 347-9250
     (d) This Agreement shall constitute the entire agreement between the parties with respect to the subject matter hereof, and shall supersede all previous oral and written (and all contemporaneous oral) negotiations, commitments, agreements and understandings relating hereto.
     (e) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to the choice of law principles therein). Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery or other courts of the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery or other courts of the State of Delaware and (iv) to the fullest extent permitted by Law, consents to service being made through the notice procedures set forth in Section 8(c). Each party hereto hereby agrees that, to the fullest extent permitted by Law, service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 8(c) shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.
     (f) This Agreement may be executed in two or more counterparts, and by different parties on separate counterparts. Each set of counterparts showing execution by all parties shall be deemed an original, and shall constitute one and the same instrument.
     (g) The waiver by any party of any breach of this Agreement shall not operate as or be construed to be a waiver by such party of any subsequent breach.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers or agents as set forth below.

TC GROUP V US, L.L.C.

By:	TC Group Investment Holdings, L.P., its managing member

By:	TCG Holdings II, L.P., its general partner

By:	/s/ Ian Fujiyama Name: Ian Fujiyama
Title: Managing Director

EXPLORER HOLDING CORPORATION

By:	/s/ Ian Fujiyama Name: Ian Fujiyama
Title: Vice President

BOOZ ALLEN HAMILTON INC.

By:	/s/ Ralph Shrader Name: Ralph Shrader
Title: Chairman & Chief Executive Officer